EXHIBIT 99.1


NexHorizon Signs Letter of Intent with Phoenix Communications

NexHorizon Communications, Inc. (OTCBB:NXHZ) today announced it has entered into a Letter Of Intent to acquire Phoenix Communications Inc. (dba Pine River Cable) headquartered in McBain, Michigan. Pine River provides cable television and wireless Internet services to more than 2,500 customers located in and around McBain, Michigan. Upon completion of the transaction, NexHorizon will immediately begin upgrading the infrastructure to its digital platform and reduce the number of distribution sites to gain better operating efficiencies. Subsequent to completing the conversion from analog to digital, the Company will begin rolling out its new broadband service offerings of digital video, High-speed Internet and digital voice solutions (VoIP).

"Phoenix Communications fits the NexHorizon model as an opportunity to expand our footprint for broadband service offerings and provides an excellent resource of local management that will compliment the NexHorizon business model and growth strategies into new rural communities," said Calvin D. Smiley, Sr., NexHorizon Communications CEO. "We are looking forward to working with Phoenix to complete the due diligence process and finalize our plans to meet growing demands for broadband services in McBain, Michigan."

John Metzler, Pine River Cable's President said, "We are eager to work with the NexHorizon team. The ability to offer broadband services, in addition to our existing services, will allow us to grow our customer base. Furthermore, being a part of a national company will allow us to aggressively pursue more rural cable franchises in our surrounding areas."

It is anticipated the transaction will close during the fourth quarter of 2008 pending completion of audits and due diligence.

About NexHorizon Communications, Inc.

NexHorizon Communications, Inc. (OTCBB:NXHZ) is focused on delivering broadband solutions to rural communities through strategic acquisitions and mergers. The Company has closed on several cable television systems to date and has selected additional strategic cable television systems all to be upgraded and consolidated; resulting in increased bandwidth, improved customer service, and improved reliability. NexHorizon is focused on delivering a true "triple-play" of digital video, High-Speed data, Voice over Internet Protocol (VoIP), and other related broadband solutions. The Company plans to acquire additional rural cable television systems and synergistic technology to assist in executing its Strategic Business Plan.

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by NexHorizon Communications, Inc. (NexHorizon) may differ materially from these statements due to a number of factors. NexHorizon assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

NexHorizon Communications, Inc., Westminster
Calvin D. Smiley, Sr., 303-404-9700
or
Investor Relations Services, Inc.
David Kugelman, 386-409-0200


Source: Business Wire (July 28, 2008 - 9:45 AM EDT)